FIRST AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment is dated as of May 1, 2007 between Columbia Wanger Asset Management, LP (the “Adviser”), Wanger Advisors Trust (the “Fund”), ING Life Insurance and Annuity Company (“ING Life”) and ReliaStar Life Insurance Company (“ReliaStar”), (collectively, the “parties”).

WHEREAS, the parties entered into a Fund Participation Agreement dated as of May 1, 2004 (the “Agreement”) and now desire to amend the list of Portfolios available set forth in Schedule B.

WHEREAS, the parties to this Amendment now desire to modify the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

List of Portfolios Available. Schedule B is hereby deleted in its entirety and is replaced by the attached Schedule B.

Aside from the above-referenced amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

A duly authorized representative of each party has signed this Amendment as of the date set forth above.

Columbia Wanger Asset Management, LP		Wanger Advisors Trust

By:	/s/ Bruce H. Lauer	By:	/s/ Bruce H. Lauer

Name:	Bruce H. Lauer	Name:	Bruce H. Lauer

Title:	COO	Title:	Treasurer

ING Life Insurance and Annuity Company		ReliaStar Life Insurance Company

By:	/s/ Michael C. Eldredge	By:	/s/ Robert A. Garrey

Name:	Michael Eldredge	Name:	Robert A. Garrey

Title:	Vice President	Title:	Vice President

Schedule B

List of Portfolios available

[See Section 1(b) of the Agreement]

Wanger International Small Cap

Wanger Select

Wanger U.S. Smaller Companies